POPULAR, INC. Contact:	Exhibit 99.1

Investor Relations:

Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685

Media Relations:

Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Nine Months ended September 30, 2006

San Juan, Puerto Rico, October 13, 2006 - Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP, BPOPO) reported net income for the quarter ended September 30, 2006 of $82.2 million, or $0.28 basic and diluted earnings per common share (EPS), compared to $115.2 million, or $0.42 basic and diluted EPS in the same quarter of the previous year. Net income for the third quarter of 2006 represented a return on assets (ROA) of 0.67% and a return on common equity (ROE) of 8.75%, compared with 0.99% and 14.21%, respectively, for the same period in 2005.

For the nine months ended September 30, 2006, the Corporation’s net income totaled $298.0 million, compared to $410.5 million for the same period in 2005. Basic and diluted EPS for the nine months ended September 30, 2006 were $1.04. Basic and diluted EPS for the nine months ended September 30, 2005, after cumulative effect of accounting change, were $1.50. ROA and ROE for the first nine months of 2006 were 0.82% and 11.00%, respectively, compared with 1.20% and 17.61%, respectively, for the same period in 2005. This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis.

“It continues to be a lousy year and we are underperforming. Our main area of focus for improvement is our mainland operations, specifically Popular Financial Holdings, our mortgage unit. However, we are encouraged by the performance of our Puerto Rico operations. In spite of a difficult market, we have executed well and gained market share. We are also encouraged by the early results of our deposit-gathering initiative at E-LOAN” said Richard L. Carrión, Chairman and Chief Executive Officer of Popular, Inc.

Net interest income for the quarter ended September 30, 2006 reflected a reduction of $6.1 million, compared with the quarter ended September 30, 2005. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended September 30, 2006, compared with the same quarter in 2005:

(Dollars in billions)	Average balances				Average Yields / Costs
	3rd QTR	3rd QTR	Dollar	%	3rd QTR	3rd QTR
Average balances:	2006	2005	Variance	Variance	2006	2005	Variance
Money market, trading and investment securities	$12.7	$13.6	($0.9)	(7%)	4.54%	4.07%	0.47%

Loans:
Commercial and construction	13.8	12.0	1.8	15	7.67	6.79	0.88
Mortgage	12.0	11.6	0.4	3	6.94	6.42	0.52
Consumer	5.1	4.4	0.7	16	10.71	10.06	0.65
Lease financing	1.3	1.3	—	—	7.15	7.54	(0.39)

Total loans	32.2	29.3	2.9	10	7.86	7.17	0.69

Total earning assets	$44.9	$42.9	$2.0	5%	6.93%	6.18%	0.75%

Interest bearing deposits	$19.2	$18.6	$0.6	3%	3.11%	2.42%	0.69%
Short-term borrowings	10.6	10.0	0.6	6	5.30	3.53	1.77
Long-term borrowings	10.0	9.5	0.5	5	5.83	4.84	0.99

Total interest bearing liabilities	39.8	38.1	1.7	4	4.38	3.31	1.07

Non-interest bearing sources of funds	5.1	4.8	0.3	6

Total funds	$44.9	$42.9	$2.0	5%	3.88%	2.94%	0.94%

Net interest spread					2.55%	2.87%	(0.32%)

Net interest yield					3.05%	3.24%	(0.19%)

The decline in net interest yield was mainly due to an increase in the average cost of interest bearing liabilities, principally due to the higher cost of short-term borrowings reflecting tighter Federal Reserve monetary policy, as well as higher rates on time deposits driven by a very competitive environment. An increase in the average cost of long-term debt also pressured the net interest margin during the third quarter of 2006. For the quarter ended September 30, 2006, the unfavorable market value of certain interest rate derivatives used to economically hedge the fair value of some debt instruments totaled approximately $13 million pretax, which was recognized as interest expense. Furthermore, the yield in the lease financing portfolio declined mainly due to the reversal during the third quarter of 2006 of interest on a specific commercial lease financing relationship which reached non-accrual status in the quarter, as further described in a subsequent paragraph of this release. These unfavorable changes mentioned above were partially offset by rising yields in the Corporation’s commercial, consumer and mortgage loan portfolios, due to the rising rate environment of the second fiscal quarter. The yield of the investment portfolio also rose, partly due to the repricing of collateralized mortgage obligations with floating rates and to the maturity of U.S. Agency securities with lower rates. The impact in net interest income resulting from the reduction in net interest yield was partially offset by growth in the commercial and consumer loan portfolios, offset in part by a decrease in the Corporation’s investment securities.

On a year-to-date basis, net interest income for the nine months ended September 30, 2006 increased $4.8 million, compared with the same period in the previous year. The net interest yield for the nine months ended September 30, 2006 was 3.14%, compared with 3.32% in the same period of the previous year.

The provision for loan losses totaled $63.4 million or 106% of net charge-offs for the third quarter of 2006, compared with $50.0 million or 105% of net charge-offs, respectively, in the same period of 2005. The provision for loan losses totaled $179.5 million for the nine months ended September 30, 2006, or 115% of net charge-offs, compared with $144.2 million or 113%, respectively, for the same period in 2005. The increase in the provision was primarily associated with growth in the loan portfolio, higher non-performing loans and higher net charge-offs. The increase of $12.4 million in net charge-offs for the quarter ended September 30, 2006, compared with the same quarter in the previous year, was composed of higher net charge-offs in consumer loans by $11.6 million, mortgage loans by $3.4 million and lease financing by $0.4 million. These increases were partially offset by lower commercial and construction loans net charge-offs by $3.0 million.

The following table presents annualized net charge-offs to average loans by loan category for the quarters and nine months ended September 30, 2005 and 2006.

Annualized Net
Charge-offs to Average
Loans Held-in-Portfolio
	QTR September 30,		YTD September 30,
	2006	2005	2006	2005
Commercial and construction	0.25%	0.39%	0.25%	0.37%
Lease financing	1.07	0.91	0.96	0.76
Mortgage	0.55	0.43	0.46	0.40
Consumer	2.58	1.91	2.20	1.69

Total portfolio	0.77%	0.66%	0.67%	0.60%

The increase in the consumer loans net charge-offs to average loans ratio from September 30, 2005 to September 30, 2006 was associated to higher delinquencies and growth in unsecured consumer loans, primarily personal loans and credit cards. The increase in that ratio for the lease financing portfolio was the result of higher delinquencies in Puerto Rico and increased charge-offs in the U.S. leasing subsidiary related to a particular customer lending relationship. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio increased in part due to higher delinquency levels experienced in the U.S. mainland.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.56% of loans held-in-portfolio at September 30, 2006, compared with 1.49% at December 31, 2005 and 1.55% at September 30, 2005. Non-performing assets rose by $111 million since December 31, 2005 primarily in mortgage loans by $67 million, due to higher delinquencies in the U.S. mainland portfolio, mainly in the non-prime market, and also in Puerto Rico resulting from deteriorating economic conditions. Also, non-performing commercial and construction loans increased by $22 million from December 31, 2005, led in part by the growth in the commercial loan portfolio. Non-performing leases increased by $12 million mainly due to one particular commercial lease financing relationship in the U.S. leasing subsidiary, which reached non-performing status in the third quarter of 2006. Management expects to collect the full amount of principal and interest on this particular lease financing relationship. The increase in non-performing assets from September 30, 2005 was principally the result of higher non-performing mortgage loans by $66 million, commercial and construction loans by $16 million, lease financing by $11 million and consumer loans by $9 million. Non-performing mortgage loans represented 4.05% of mortgage loans held-in-portfolio at September 30, 2006, compared with 3.02% at December 31, 2005, and 3.21% at September 30, 2005. The higher ratio experienced as of September 30, 2006 was in part influenced by a reduction in the loan portfolio of BPPR, as a result of certain loan sales in the first nine months of 2006 amounting to approximately $1.2 billion, which are described in a subsequent paragraph of this release.

Non-interest income for the quarter ended September 30, 2006 compared with the same period in 2005 increased by $16.3 million, or 9%. This favorable variance resulted from higher gains on the sale of loans and trading profits mostly related to mortgage-backed securities by $7.8 million, higher gains on the sale of real estate property by $4.5 million and lower unfavorable adjustments on interest-only securities by $9.9 million, partially offset by a reduction in other service fees by $5.4 million. The latter was due in part to lower check cashing fees due to the sale of Popular Cash Express (“PCE”) in the fourth quarter of 2005 and lower mortgage servicing fees, net of amortization. These negative variances were partially offset principally by higher credit and debit card fees.

Non-interest income totaled $604.2 million for the nine-month period ended September 30, 2006, an increase of 6% compared with the same period in 2005. The increase included higher gains on the sale of loans mainly from E-LOAN’s production as this subsidiary was acquired by the Corporation in the fourth quarter of 2005, income derived from securitization related invested funds, other revenues from E-LOAN related in part to the mortgage loan closing services business and loan referrals, and dividend income derived from the Corporation’s investment in Telecomunicaciones de Puerto Rico, Inc. The results for the nine months ended September 30, 2005 included $50.9 million in gains on sale of investment securities, mainly marketable equity securities, net of unfavorable valuation adjustments of investment securities available-for-sale, principally interest-only securities, compared with $5.0 million in the same period of 2006.

Operating expenses for the quarter ended September 30, 2006 totaled $359.9 million, an increase of $30.5 million, or 9%, compared with the same quarter in 2005. E-LOAN’s operating expenses, mostly in the nature of business promotion and personnel costs, totaled $40 million in the third quarter of 2006, and were the major factor for the incremental costs for Popular since this subsidiary was acquired subsequent to the third quarter of 2005. Partially offsetting the increase were lower costs as a result of the no longer existent operations of PCE. This subsidiary recorded approximately $7.4 million in operating expenses during the third quarter of 2005. Also, there were lower accruals for incentive compensation tied to financial performance. Isolating the aforementioned impact in operating expenses from E-LOAN and PCE, the Corporation’s operating expenses for the quarter ended September 30, 2006 declined $2 million or 1%, compared with the same quarter in the previous year. Operating expenses for the quarter ended September 30, 2006 reflected a reduction of $23.3 million, or 6%, compared with the first quarter of 2006, and $3.1 million, or 1%, compared with the second quarter of 2006.

Operating expenses totaled $1.1 billion for the nine-month period ended September 30, 2006, an increase of $135.7 million, or 14%, compared with the same period in 2005. E-LOAN’s contribution to the increase in operating expenses for the nine months ended September 30, 2006 approximated $117 million. The sale of PCE contributed with a reduction of $23 million, which represents the subsidiary’s costs for the same period in 2005. The increase in operating costs for the nine months ended September 30, 2006 also included higher personnel costs, professional fees, net occupancy and equipment expenses to support business processes.

Income tax expense amounted to $27.9 million for the quarter ended September 30, 2006, compared with $28.6 million in the same quarter of 2005. The effective tax rate for the third quarter of 2006 was 25.3%, compared with 19.9% in the same period of 2005. Income tax was impacted by lower taxable income, offset by factors such as lower exempt interest income, net of disallowance of expenses related to exempt income. Also, the results of the third quarter of 2006 were impacted by an increase in the statutory income tax rate for Banco Popular de Puerto Rico from 41.5% to 43.5%.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at September 30, 2006, June 30, 2006 and September 30, 2005.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	September 30, 2006	December 31, 2005	Variance	September 30, 2005	Variance
Commercial and construction *	$14.1	$12.7	$1.4	$12.3	$1.8
Mortgage *	11.2	12.9	(1.7)	12.5	(1.3)
Consumer *	5.2	4.8	0.4	4.5	0.7
Lease financing	1.3	1.3	—	1.3	—

Total loans	$31.8	$31.7	$0.1	$30.6	$1.2

* Includes loans held-for sale

The increase in total loans since September 30, 2005 was principally in commercial loans, primarily as a result of new credit facilities granted to corporate and small business sector clients and a higher volume of funds drawn under existing credit lines. Also, construction loans increased due to new loans granted and significant progress in construction phases at various large projects. The increase in consumer loans since September 30, 2005 includes higher volume of auto loans originated by E-LOAN and growth in personal loans and credit cards. The decline in mortgage loans since September 30, 2005 resulted mostly from the pooling of approximately $0.6 billion in mortgage loans at BPPR into Fannie Mae mortgage-backed securities during the nine months ended September 30, 2006 that were sold to investors, a bulk sale of individual loans to a U.S. financial institution involving approximately $0.6 billion in mortgage loans and to off-balance sheet securitization transactions performed by PFH, partially offset by new loan originations. Similar factors impacted the variances in loan categories since December 31, 2005.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	September 30, 2006	December 31, 2005	Variance	September 30, 2005	Variance
Demand	$4.3	$4.4	($0.1)	$4.2	$0.1
Savings	8.4	8.8	(0.4)	8.9	(0.5)
Time	10.4	9.4	1.0	9.5	0.9

Total deposits	$23.1	$22.6	$0.5	$22.6	$0.5

Popular has accomplished deposit growth despite intense competitive pressures. The increase in time deposits from September 30, 2005 and December 31, 2005 was mostly in retail certificates of deposits due to attractive interest rate campaigns. Also, close to quarter end, Banco Popular North America commenced to offer deposit products through the convenient online webpage of its affiliate E-LOAN. As of September 30, 2006, BPNA had captured approximately $27 million in savings accounts and certificates of deposit through E-LOAN’s webpage. As of October 11, 2006 these deposits approximated $284 million. Brokered certificates of deposit, included in the category of time deposits, totaled $1.0 billion at September 30, 2006, compared with $1.3 billion at September 30, 2005 and $1.2 billion at December 31, 2005. The decline in savings deposits from September 30, 2005 and December 31, 2005 was in part due to a shift to time deposits, resulting from higher interest rates offered in time deposits from competitive campaigns.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at September 30, 2006, June 30, 2006 and September 30, 2005. The increase in stockholders’ equity from September 30, 2005 to the same date in 2006 was due to earnings retention and from approximately $216 million in capital derived from the issuance of new shares of common stock under the subscription rights offering that took effect in the fourth quarter of 2005. These favorable variances were partially offset by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio by approximately $61 million.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, BPPR, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates over 170 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and a loan servicing unit. Popular Financial Holdings, through its recently acquired subsidiary E-LOAN, provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 113 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

Financial Summary	For the quarter ended		Third	For the quarter
	September 30,		Quarter	ended June 30
			2006-2005
	2006	2005	Percent Variance	2006
Summary of Operations (In thousands, except share information)

Interest income	$781,331	$666,088	17.3%	$762,037

Interest expense	439,293	317,978	38.2	396,258

Net Interest income	342,038	348,110	(1.7)	365,779

Provision for loan losses	63,445	49,960	27.0	67,096

Net interest income after provision for loan losses	278,593	298,150	(6.6)	298,683

Net gain (loss) on sale and valuation adjustment of investment securities	7,123	(920)		(14,424)

Trading account profit	10,019	4,707	112.9	1,830

Gain on sale of loans	20,113	17,585	14.4	29,054

Other non-interest income	154,094	153,676	0.3	167,526

Total non-interest income	191,349	175,048	9.3	183,986

Personnel costs	164,696	154,682	6.5	166,483

Amortization of intangibles	3,608	2,387	51.2	2,831

Other operating expenses	191,619	172,344	11.2	193,666

Total operating expenses	359,923	329,413	9.3	362,980

Net income before income tax	110,019	143,785	(23.5)	119,689

Income tax	27,859	28,569	(2.5)	22,308

Net income	$82,160	$115,216	(28.7)	$97,381

Net income applicable to common stock	$79,181	$112,237	(29.5)	$94,403

Basic EPS before cumulative effect of accounting charge	$0.28	$0.42		$0.34

Diluted EPS before cumulative effect of accounting change	$0.28	$0.42		$0.34

Basic EPS after cumulative effect of accounting charge	$0.28	$0.42		$0.34

Diluted EPS after cumulative effect of accounting change	$0.28	$0.42		$0.34

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	278,602,482	267,244,997		278,354,043

Average common shares outstanding – assuming dilution	278,812,947	267,835,364		278,636,219

Common shares outstanding at end of period	278,553,152	267,152,969		278,293,561

Market value per common share	$19.44	$24.22		$19.20

Book value per common share	$12.38	$11.36		$11.77

Market capitalization – (In millions)	$5,415	$6,470		$5,343

Selected Average Balances – (In millions)

Total assets	$48,376	$46,048	5.1	$48,565

Total loans *	32,273	29,297	10.2	31,941

Earning assets	44,948	42,925	4.7	45,196

Deposits	23,217	22,567	2.9	22,976

Interest-bearing liabilities	39,841	38,110	4.5	40,094

Stockholders’ equity	3,776	3,321	13.7	3,721

Selected Financial Data at Period-End – (In millions)

Total assets	$46,935	$47,120	(0.4)	$48,400

Total loans *	31,757	30,550	4.0	32,217

Earning assets	43,567	43,914	(0.8)	44,835

Deposits	23,137	22,579	2.5	23,450

Interest-bearing liabilities	38,752	39,461	(1.8)	39,861

Stockholders’ equity	3,636	3,221	12.9	3,463

Performance Ratios

Net interest yield **	3.05%	3.24%		3.23%

Return on assets	0.67	0.99		0.80

Return on common equity	8.75	14.21		10.72

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$59.90	$47.50	26.1%	$51.60

Allowance for loan losses	$487	$459	6.1	$484

Non-performing assets	$738	$630	17.1	$682

Allowance for losses to loans held-in-portfolio	1.56%	1.55%		1.53%

Non-performing assets to total assets	1.57	1.34		1.41

Non-performing assets to loans held-in-portfolio	2.36	2.12		2.16

Non-performing loans to loans held-in-portfolio	2.09	1.86		1.89

Allowance to non-performing loans	74.50	83.24		80.86

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

Popular, Inc.
Financial Sumary

Financial Summary	For the nine months ended
	September 30,
	2006	2005	Percent Variance
Summary of Operations (In thousands, except share information)

Interest income	$2,285,578	$1,946,464	17.4%

Interest expense	1,217,997	883,638	37.8

Net Interest income	1,067,581	1,062,826	0.4

Provision for loan losses	179,488	144,232	24.4

Net interest income after provision for loan losses	888,093	918,594	(3.3)

Net gain on sale and valuation adjustment of investment securities	5,039	50,891	(90.1)

Trading account profit	23,324	28,138	(17.1)

Gain on sale of loans	96,428	42,675	126.0

Other non-interest income	479,377	449,391	6.7

Total non-interest income	604,168	571,095	5.8

Personnel costs	509,231	464,850	9.5

Amortization of intangibles	9,160	6,770	35.3

Impact of change in fiscal period at certain subsidiaries	9,741	—	—

Other operating expenses	578,025	498,826	15.9

Total operating expenses	1,106,157	970,446	14.0

Net income before income tax and cumulative effect of accounting change	386,104	519,243	(25.6)

Income tax	88,060	112,395	(21.7)

Income before cumulative effect of accounting change	298,044	406,848	(26.7)

Cumulative effect of accounting change, net of tax	—	3,607

Net income	$298,044	$410,455	(27.4)

Net income applicable to common stock	$289,109	$401,520	(28.0)

Basic EPS before cumulative effect of accounting change	$1.04	$1.49

Diluted EPS before cumulative effect of accounting change	$1.04	$1.49

Basic EPS after cumulative effect of accounting change	$1.04	$1.50

Diluted EPS before cumulative effect of accounting change	$1.04	$1.50

Dividends declared per common share	$0.48	$0.48

Average common shares outstanding	278,349,354	267,043,298

Average common shares outstanding – assuming dilution	278,605,105	267,583,122

Common shares outstanding at end of period	278,553,152	267,152,969

Market value per common share	$19.44	$24.22

Book value per common share	$12.38	$11.36

Market Capitalization – (In millions)	$5,415	$6,470

Selected Average Balance– (In millions)

Total assets	$48,630	$45,699	6.4%

Total loans *	32,048	29,214	9.7

Earning assets	45,247	42,687	6.0

Deposits	22,947	22,170	3.5

Interest-bearing liabilities	40,213	37,589	7.0

Stockholders’ equity	3,719	3,229	15.2

Performance Ratios

Net interest yield **	3.14%	3.32%

Return on assets	0.82	1.20

Return on common equity	11.00	17.61

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$156.4	$127.2	23.0%

Allowance for loan losses	$487	$459	6.1

Non-performing assets	$738	$630	17.1

Allowance for losses to loans held-in-portfolio	1.56%	1.55%

Non-performing assets to total assets	1.57	1.34

Non-performing assets to loans held-in-portfolio	2.36	2.12

Non-performing loans to loans held-in-portfolio	2.09	1.86

Allowance to non-performing loans	74.50	83.24

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this period.